Exhibit 10.1

12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

April 15, 2024

Xuedong (Tony) Tian

7202 Hana Road

Edison, NJ 08817

Dear Tony,

On behalf of Snail Games USA, Inc., a California corporation (“Snail Games” or the “Company”), We are excited to make an offer of employment as Co-Chief Executive Officer of the Company and its affiliates, including Snail, Inc., a Delaware corporation and the Company’s parent entity (the “Parent”). This is a salaried, exempt position. In such capacity, you (“Executive”) will be subject to the authority of, and will report to, the Company’s and the Parent’s Board of Directors (together, the “Board of Directors” or the “Board”). Your start date will be April 15, 2024 with an anticipated end date of September 30, 2025 (the “Initial Term”), subject to an extension by mutual written agreement (the “Term”).

The following outlines the terms of your employment:

1.	Annual Salary. Your salary will be Three Hundred Thousand U.S. Dollars ($300,000) per year, to be paid in accordance with the Company standard payroll schedule.

2.	Title; Responsibilities. Executive shall begin his employment with the Company on the date hereof with the title of Co-Chief Executive Officer. As Co-Chief Executive Officer, you will be expected to perform the duties and responsibilities as are consistent with such position, including, without limitation, managing the Company’s overall growth, strategic business planning, operations, profitability, establishing and implementing annual operating budgets, performance and supervision of senior management, interactions with existing/potential investment institutions and individuals, strategic partners, capital market-related intermediaries, and industry analysts. You will devote substantially all of your business time and attention to the performance of your duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors.

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12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.	Business Reimbursements. You will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.	Performance Bonus. So long as you remain employed by Snail Games, you will be eligible to receive an annual performance bonus (“Performance Bonus”) as determined in the sole discretion by the Board of Directors and the Compensation Committee of the Board (the “Compensation Committee”) from time to time. The Performance Bonus will be computed based on your achieving the milestones established by mutual agreement between you and the Company. The Company will endeavor to prepare the milestones for the first year of your employment within 90 days of your start date, to be amended from time to time for subsequent years. The Performance Bonus, if any, will be paid and/or awarded no later than June 15th of the year following the year for which the Performance Bonus was earned, subject to your continued employment with the Company through such payment date. In addition, during the Initial Term, if the closing price of Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the Nasdaq Stock Market LLC (or other stock exchange on which the Common Stock is then listed) [*****] consecutive trading days, or [*****] trading days in any consecutive [*****]period is (i) $[*****], you will be awarded a total of [*****] shares of Restricted Stock (as defined in the Snail, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”); and (ii) $[*****] or greater, you will be awarded a total of [*****] of Restricted Stock (as defined in Incentive Plan). In addition, during the Initial Term, subject to the approval of the Board of Directors and the offering price per share of Common Stock (or Common Stock equivalent) being at an appropriate level (i.e., [*****]), a bonus of up to [*****]% of the funds raised by the Parent in a capital raise through one or more additional issuances of Common Stock (or Common Stock equivalents) will be paid to Executive in cash. Any securities awarded to Executive pursuant to this Section 4, shall be awarded pursuant to and in accordance with the terms of the Incentive Plan. Any securities awarded to Executive pursuant to this Section 4, shall be awarded pursuant to and in accordance with the terms of the Incentive Plan. In addition, any awards granted pursuant to this Section 4 will be granted on or after the initial term with six-month lock-up period for the Restricted Stock.

5.	Outside Activities. Executive shall serve the Company faithfully and to the best of his ability, shall use his business judgment, skill and best efforts to the advancement of the interests of the Company during the Term. Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of Executive’s duties under this Agreement, (b) is contrary to the interests of the Company or any of its affiliates, or (c) requires any portion of Executive’s business time; provided, however, that, to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, Executive, with the prior written approval of the Board of Directors (which approval may be withheld in the sole discretion of the Board), may serve on the board or committee of any non-profit, educational, religious, charitable or other similar organization, may have speaking engagements, and may serve as a member of the Board of Directors or equivalent of other organizations or companies (collectively, “Outside Activities”), provided, however, that if, after it provides prior written approval for an Outside Activity, the Board determines in good faith that such Outside Activity is inconsistent with applicable law or Company policy, or conflicts with Executive’s obligations under this Agreement, Executive will cease any such Outside Activity upon written notice from the Board.

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12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

6.	Other Benefits. You will be eligible to participate in the company insurance benefits package the first of the month following your start date. You will also be entitled to paid time off (PTO) in accordance with the Company’s PTO policy. In addition to the offer letter, please reference the enclosed benefits overview for further details regarding benefit premiums, 401(k) eligibility and the Company’s paid time off program.

7.	Tax Withholdings. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding, payroll taxes and other deductions required by law. You agree that you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.	Confidentiality and PIIA. In consideration of, and as a condition to, your employment by the Company, prior to your start date you must enter into an agreement with the Company, an Employee Inventions and Proprietary Information Agreement (“PIIA”) relating to, among other things, your use of our confidential or proprietary information, and competitive activities in which you may engage during your employment with the Company and thereafter. You understand and acknowledge that the Company has asked you enter into the PIIA in order to protect its legitimate business interests and that the Company would not offer you employment without you entering into such agreement.

9.	Return of Company Property and Records. Upon any termination of employment for any reason or no reason, or upon the Company’s request at any time, Executive shall immediately return to the Company all property of the Company in Executive’s possession (including computers, smart phones and other portable electronic devices) and all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, drawings or diagrams, computer files and databases, graphics and formulas, whether prepared by Executive or by others and whether required by Executive’s work or for his personal use, whether copies or originals, unless Executive first obtains the Company’s written consent to keep such records.

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12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

10.	Intellectual Property Assignment. For the purposes of this Agreement, the “business of the Company” is defined as a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world. In the course of Executive’s employment, Executive may develop, conceive, generate, or contribute to, alone and/or jointly with others, tangible and intangible property including without limitation, inventions, improvements, business systems, works of authorship, algorithms, software, hardware, knowhow, designs, techniques, methods, documentation and other material, regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade- marks, industrial designs or mask works, that relates to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or relates to or incorporates any Confidential Information, and whether or not made on the Company’s time or premises or using the Company’s resources, equipment, supplies or facilities, (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

All right, title and interest in and to Confidential Information and Proprietary Property (including, without limitation, the Proprietary Property described below), belongs to the Company, and Executive has no rights in any such Confidential Information and Proprietary Property. For greater certainty, all right, title and interest (including without limitation any intellectual property rights) in and to all Confidential Information and Proprietary Property that Executive may acquire or hold in the course of his employment is hereby assigned to the Company. Executive acknowledges that a Company customer or other third party (referred to in this Agreement as “Customer”) may, under the terms of its agreement with the Company, own the applicable right, title and interest (including without limitation any intellectual property rights) in certain Proprietary Property (referred to in this Agreement as “Customer Proprietary Property”) and Executive agrees to abide by any and all terms of said Customer agreements as they relate to Customer Proprietary Property and Customer confidential information.

Executive agrees that all of the work product that Executive helps to develop while employed with the Company is the exclusive property and Confidential Information of the Company. Any such work product will be considered to be a work made for hire. Executive agrees to make full disclosure to the Company of and to properly document any development of Proprietary Property that Executive is involved in, and to provide written documentation describing such development to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment, Executive will do all acts necessary and sign all documentation requested by the Company in order to assign all right, title and interest in and to the Proprietary Property to the Company (or to the applicable Customer, in relation to Costumer Proprietary Property) and to enable the Company (or the applicable Customer in relation to Customer Proprietary Property) to register (and to assist the Company to protect and defend its rights in and under any) patents, copyrights, trademarks, trade secrets, mask works, industrial designs and such other protections as the Company (or such Customer) deems advisable anywhere in the world. Executive hereby constitutes and appoints the Company and each and every director of the Company as Executive’s true and lawful attorney with full power of substitution in Executive’s name of and on Executive’s behalf with no restriction or limitation in that regard, to execute and deliver all such documentation as may be necessary to permit any intellectual property application to be completed as provided in this Agreement; the foregoing power of attorney shall be irrevocable (to the fullest extent permitted by law) and is a power coupled with an interest and shall bind Executive and Executive’s heirs, executors and legal personal representatives.

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12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into Executive’s possession or control, and that is in any way obtained, developed, conceived, generated or contributed to by Executive, alone and/or jointly with others, during or as a result of Executive’s employment, is and remains Proprietary Property within the meaning of this Agreement.

The Company and Executive agree and understand that the Company claims no right and agrees to release to Executive all rights in any tangible or intangible property, provided that (i) it was developed by Executive entirely on Executive’s own time, without using the Company’s or any Customer’s resources, equipment, supplies, facilities, or funds, (ii) it does not relate to the business of the Company or Customer or to the Company’s or Customer’s actual or demonstrably anticipated research and development, (iii) it does not relate to or incorporate any Confidential Information or result from any work performed by Executive for the Company or the Customer, and (iv) it was disclosed by Executive to the Company promptly after its creation.

11. Miscellaneous. Please note that your employment with Snail Games is subject to the terms and conditions outlined in the Application for Employment, Corporate Policies and Procedures and the Snail Games Employee Handbook.

Employment At-Will Disclaimer:

In accepting our offer of employment, you certify your understanding that your employment will be on an “at-will” basis, and that neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an “at-will” employee, you are free to terminate your employment with Company at any time, with or without cause or advance notice. Likewise, Company has the right to update your role, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice. This agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without any regard to any applicable principles of law.

If you choose to accept this offer, please sign a copy of this letter and return it to us at your earliest convenience.

[Signature page follows]

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12049 Jefferson Blvd.
Culver City, CA 90230
310.928.7429

We are very excited to have you join the Snail Games’ management team! If you have any questions regarding this offer for employment or benefits, please do not hesitate to contact me.

Sincerely,

By:	/s/ Hai Shi
Name:	Hai Shi
Title:	Chairman of the Board

ACCEPTED

By:	/s/ Xuedong (Tony) Tian
Name:	Xuedong (Tony) Tian
Date:	April 15, 2024

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